Exhibit (d)(2)

PROMISSORY NOTE

$8,500,000.00	March 30, 2015

FOR VALUE RECEIVED, (a) PULSE ELECTRONICS CORPORATION, a Pennsylvania corporation (the “Company”), promises to pay to OCM PE Holdings, L.P., a Delaware limited partnership (together with its successors or assigns, the “Lender”), an amount equal to the principal sum of EIGHT MILLION FIVE HUNDRED THOUSAND DOLLARS ($8,500,000.00), and (b) each of the Company’s Subsidiaries appearing on the signature page of this Note (and any other Person that becomes a party to, and joins, the Guaranty (as defined below) after the date hereof pursuant to the terms of a guaranty supplement or other instrument (in each case, in form and substance reasonably satisfactory to the Lender), collectively, the “Subsidiary Guarantors”) is providing a guarantee of the Guaranteed Obligations (as defined below), in the case of each of the foregoing clauses (a) and (b), in the manner and subject to the terms and conditions provided below.

This Promissory Note (this “Note”) has been executed and delivered as contemplated by Section 1.1(a) of that certain Investment Agreement and Agreement and Plan of Merger, dated as of February 28, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among OCM PE HOLDINGS, L.P., a Delaware limited partnership, OCM PE MERGER SUB, INC., a Pennsylvania corporation and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1.            Interest; Additional Payment Amount.

(a)                PIK Interest. Subject to the provisions of subsection (c) below, this Note shall bear interest on the outstanding principal amount thereof at a rate equal to 10.0% per annum. Notwithstanding anything herein to the contrary, any interest accrued and payable on the outstanding principal amount of this Note may, at the Company’s election, be paid in cash or “paid in kind,” with the amount of such interest (to the extent “paid in kind”) being added to the amount of principal outstanding under this Note on the applicable Interest Payment Date. Any paid-in-kind interest (“PIK Interest”) shall be deemed paid on such Interest Payment Date, and the principal amount outstanding under this Note as so increased shall be deemed the principal amount outstanding hereunder and under the other Note Documents for all purposes and shall thereafter accrue interest in accordance with the terms of this Note. All references herein to “principal” or the “principal amount” of this Note and other terms of like import shall include PIK Interest that has been added to the outstanding principal amount of this Note.

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(b)               Notification. No later than three Business Days prior to each Interest Payment Date, the Company shall provide a notice to the Lender that includes the following information with respect to such Interest Payment Date: whether, subject to the terms of Section 1(a), it has elected to pay interest (i) in cash or (ii) in kind (or a combination thereof) and, in all cases, the amounts of each. Any failure by the Company to deliver such notice, shall be an election to pay all interest due on such Interest Payment Date in kind.

(c)                Default Interest. While any Event of Default exists, the Company shall pay interest on the principal amount of all outstanding Obligations hereunder, as well as on any other amount payable hereunder and not paid when due, at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)               Interest Payment Dates. Interest on any principal amount outstanding hereunder shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e)                Computations of Interest. All computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).  Interest shall accrue on amounts of principal outstanding hereunder for the day on which such amounts are first advanced to Company, and shall not accrue on any such amounts of principal for the day on which such amount of principal is paid.  Interest rates payable to Lender hereunder shall be determined by Lender, and each such determination by Lender shall be conclusive and binding for all purposes, absent manifest error.

(f)                Additional Payment Amount. On each Interest Payment Date, Company shall pay in cash to Lender an additional amount equal to the excess of (x) (I) the aggregate amount of interest (in cash or “paid in kind”) payable to Lender on account of the amount of principal outstanding hereunder on such Interest Payment Date (such amount in this clause (x)(I) on such Interest Payment Date, the “Applicable Aggregate Interest Amount”) divided by (II) (a) one minus (b) the Additional Cash Rate (expressed as a decimal) in effect; over (y) the Applicable Aggregate Interest Amount at such time.

2.            Repayment. Unless the Contribution (as defined below) has been consummated prior thereto, the Company shall repay to Lender the aggregate amount of principal then outstanding hereunder, together with all accrued and unpaid interest thereon and all other sums owing under and/or evidenced by this Note, on the earlier to occur of (i) November 20, 2017 (the “Maturity Date”) and (ii) the acceleration of the maturity of this Note by Lender upon the occurrence of an Event of Default hereunder. Upon the earlier of the consummation of the Contribution or the payment in full of the entire principal amount outstanding under this Note, all accrued and unpaid interest thereon and all other sums owing under and/or evidenced by this Note, this Note will be automatically cancelled, whether or not this Note has been surrendered.

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3.            Contribution. At the Closing, all of Lender’s rights hereunder, including, without limitation, with respect to the entire amount of principal then outstanding hereunder (together with all accrued interest thereon and all other sums owing under and/or evidenced by this Note), shall be deemed contributed by Lender to the capital of the Company in exchange for the issuance to Lender of such number of shares of the Company’s common stock as shall be determined by dividing such amount of principal then outstanding hereunder (together with all accrued interest thereon and all other sums owing under and/or evidenced by this Note) by the Merger Consideration, all subject to and pursuant to the terms set forth in the Merger Agreement with respect to the Share Issuance, including the terms of Section 1.1(b) of the Merger Agreement (the capital contribution described herein, the “Contribution”).

4.            Optional Prepayment. Company may prepay, without premium or penalty, all or any portion of the entire principal amount outstanding hereunder at any time on one Business Day’s notice; provided that prior to the termination of the Merger Agreement (in accordance with its terms), no such prepayment shall be permitted without obtaining Lender’s prior written consent therefor. Any such prepayment shall be accompanied by all accrued but unpaid interest, and all other sums owing under and/or evidenced by this Note. Except as otherwise provided herein, all payments of principal, interest or other amounts payable by Company hereunder shall be remitted to Lender in immediately available funds not later than 1:00 p.m., New York City time, on the date specified herein. Any payment received by Lender after such time shall be deemed to have been made on the next succeeding Business Day. Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day and interest shall continue to accrue during such extension.

5.            Manner and Place of Payment; Application of Payments. All payments of principal and interest and other amounts due hereunder shall be made for the benefit of Lender. Other than with respect to PIK Interest, all payments under this Note shall be made in cash by wire transfer of immediately available funds in currency of the United States of America (“Dollars”) to such address or account as Lender shall hereafter give to Company by written notice made in accordance with the provisions of this Note, without set-off, deduction or counterclaim. Under no circumstances may Company offset any amount owed by Company to Lender under this Note with an amount owed by Lender to Company under any other arrangement. All payments and prepayments under this Note shall be applied (i) first, to accrued and unpaid interest and (ii) thereafter, to principal outstanding under this Note being so repaid or prepaid and to other amounts hereunder due Lender. Notwithstanding the foregoing, if any Event of Default occurs and is continuing under this Note, Lender shall have the right to apply any payments or prepayments toward amounts due under this Note as Lender determines in its sole discretion.

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6.            Guarantee.

(a)                Guaranty of Guaranteed Obligations. Each Subsidiary Guarantor unconditionally guarantees (the “Guaranty”) to the Lender, jointly and severally with the other Subsidiary Guarantors, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations (the “Guaranteed Obligations”) for the benefit of the Lender. Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation. Each Subsidiary Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Note Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

(b)               Guaranty of Payment. Each Subsidiary Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether at stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Lender to any security (if any) held for the payment of the Guaranteed Obligations.

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(c)                No Limitations. Except for termination or release of a Subsidiary Guarantor’s obligations hereunder to the extent agreed to by the Lender, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Note Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Note Document or any other agreement, including with respect to any other Subsidiary Guarantor under this Guaranty; (iii) the failure to perfect any security interest (if any) in, or the exchange, substitution, release or any impairment of, any security (if any) held by the Lender for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or otherwise operate as a discharge of any Subsidiary Guarantor as a matter of law or equity (other than the payment in full in cash in immediately available funds of all the Guaranteed Obligations); (vi) any illegality, lack of validity or enforceability of any Guaranteed Obligation; (vii) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any Guaranteed Obligation (other than the payment in full in cash in immediately available funds of all the Guaranteed Obligations); (viii) the existence of any claim, set-off or other rights that such Subsidiary Guarantor may have at any time against the Company, the Lender, or any other corporation or person, whether in connection herewith or any unrelated transactions; provided, that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and (ix) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Lender that might otherwise constitute a defense to, or a legal or equitable discharge of, the Company or any other Note Party or any other guarantor or surety (other than defense of payment or performance). Each Subsidiary Guarantor expressly authorizes the Lender to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Subsidiary Guarantor hereunder. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense based on or arising out of any defense of any other Subsidiary Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Subsidiary Guarantor, other than the payment in full in cash in immediately available funds of all the Guaranteed Obligations. The Lender may, at its election, foreclose on any security (if any) held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Company or any other Note Party or exercise any other right or remedy available to it against the Company or any other Note Party, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash in immediately available funds. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against any other Guarantor, as the case may be, or any security.

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(d)               Reinstatement. Each Subsidiary Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other Note Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any other Note Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e)                Agreement To Pay. In furtherance of the foregoing and not in limitation of any other right that the Lender has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company or any other Note Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Subsidiary Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Lender in cash in immediately available funds the amount of such unpaid Guaranteed Obligation.

(f)                Information. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Company’s and each other Note Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs hereunder, and agrees that the Lender will not have any duty to advise such Subsidiary Guarantor of information known to it or any of them regarding such circumstances or risks.

(g)               Maximum Liability. Each Subsidiary Guarantor, and by its acceptance of this Guaranty, the Lender hereby confirms that it is the intention of all such persons that this Guaranty and the Guaranteed Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guaranteed Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Lender and the Subsidiary Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Subsidiary Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

Notwithstanding anything to the contrary in this Note, no Subsidiary of the Company shall be required to execute a guarantee or take any other action pursuant to this Section 6 (or otherwise in this Note) if such guarantee or action could cause an inclusion in income for Company or any of its Domestic Subsidiaries under Section 956 of the Code (as defined below). For example, no Foreign Subsidiary of the Company shall be required to execute a guarantee in connection herewith or pledge any of its assets as security hereunder, and no Domestic Subsidiary shall be required to pledge in excess of 65% of the stock of a first tier Foreign Subsidiary (or entity treated as such for U.S. federal income tax purposes) to support its obligations hereunder or those of any other Subsidiary Guarantor.

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7.            Representations and Warranties. Company and each other Note Party represents and warrants to the Lender that:

(a)                Existence, Qualification and Power. Each Note Party and each of its Subsidiaries (a) is a corporation, partnership, limited partnership, limited liability company or other legal business entity duly incorporated or organized, as the case may be, validly existing, and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its formation, (b) has the requisite corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in and (c) is duly qualified as a foreign corporation or company and in good standing under the laws of each other jurisdiction in which such qualification is required and in which the failure to so qualify would have a Material Adverse Effect.

(b)               Authorization; No Contravention. The execution, delivery, and performance by each Note Party of the Note Documents to which it is or is to be a party, and the consummation of the transactions contemplated hereunder or hereby, have been duly authorized by all necessary corporate or other organizational action and do not and will not (a) require any consent or approval of the shareholders or members or other equityholders of such Note Party not already received or obtained, (b) contravene such Note Party’s organizational documents, (c) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System of the United States), order writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such Note Party, (d) result in a breach of, or constitute a default under, any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such Note Party is a party or by which it or its properties may be bound or affected, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by such Note Party, or give rise to a right of, or result in, termination, cancellation, acceleration or right of renegotiation of any obligations thereunder, or (e) result in, or require, the creation or imposition of any lien upon or with respect to any of the properties now owned or hereafter acquired by such Note Party.

(c)                Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Note Party of this Note or any other Note Document, except such as have been obtained or made and are in full force and effect.

(d)               Binding Effect. This Note has been, and each of the other Note Documents has been, or when delivered will be, duly and validly executed by each Note Party that is a party thereto.  This Note constitutes, and each other Note Document when so delivered will constitute, the legal, valid, and binding obligations of each Note Party that is a party thereto, enforceable against such Note Party in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditor’s rights generally.

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(e)                Compliance with Laws. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Company and each of its Subsidiaries are in compliance with all laws, rules, regulations and orders applicable to any of them or any of their respective properties.

(f)                Solvency. Immediately after Lender’s advance of funds hereunder on the date hereof and the application of the proceeds of such advance, each Note Party will satisfy each of the requirements set forth in the definition of the term “Solvency” and will otherwise be solvent under the Laws of its jurisdiction of formation.

8.          Transfer. Neither this Note nor the rights, duties and obligations of Company or any other Note Party may be assigned by Company at any time, by operation of law or otherwise without Lender’s prior written consent. Lender may sell, assign or transfer all or any part of this Note without the consent of Company or any other Note Party.

9.          Waiver. The rights and remedies of the parties under this Note shall be cumulative and not alternative. No waiver by any party of any right or remedy under this Note shall be effective unless in a writing signed by the party from whom such waiver is sought. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by any party will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

10.                Event of Default. An “Event of Default” shall occur if:

(a)                Company or any other Note Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal due hereunder, or (ii) within three days after the same becomes due, any interest on any amount of principal outstanding hereunder or any other amount payable hereunder or under any other Note Document;

(b)               Any Note Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) above) contained in any Note Document on its part to be performed or observed and such failure continues for thirty days after it occurs;

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(c)                Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Note Party herein, in any other Note Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(d)               Any “Event of Default” occurs under the Credit Agreement;

(e)                Company or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; applies for or consents to the appointment of any receiver, receiver and manager, judicial manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; any receiver, receiver and manager, judicial manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for ninety calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for ninety calendar days, or an order for relief is entered in any such proceeding;

(f)                (i) Company or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Company or any Subsidiary for any amount in excess of $750,000 and is not released, vacated or fully bonded within ninety days after its issue or levy; or

(g)               The Guaranty or any other guarantee purported to be created under the Note Documents shall cease to be, or shall be asserted by any Note Party not to be, in full force and effect, except as expressly permitted under the Note Documents.

11.                Acceleration. Upon the occurrence of any Event of Default defined in Section 10(e) or (f) with respect to the Company, the then outstanding and unpaid principal balance of this Note shall become due and payable without any action upon the part of Lender. Upon the occurrence of any other Event of Default defined in Section 10, and at any time thereafter as long as any such Event of Default shall be continuing, Lender may declare the then outstanding and unpaid principal balance of this Note immediately due and payable and the same shall thereupon become immediately due and payable without any further action on the part of Lender. Company hereby waives demand, diligence, presentment, protest and notice of nonpayment and protest.

12.                Replacement Note. Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Note, Company will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

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13.                Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given or delivered upon personal delivery, confirmation of facsimile, electronic mail transmission with return acknowledgement or receipt if delivered by overnight courier or mail (which may be evidenced by a return receipt if sent by registered mail), addressed as follows:

if to Lender, to: OCM PE Holdings, L.P. 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Facsimile: (213) 830-8522 Attention: Kenneth Liang Email: kliang@oaktreecapital.com if to Company, to: Pulse Electronics Corporation 12220 World Trade Drive San Diego, California 92128 Facsimile: (858) 674-8262 Attention: Chief Financial Officer Email: mbond@pulseelectronics.com or such other address as is provided by any such party hereto.

14.                Amendment. This Note may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by written instrument signed by Company and Lender and in the case of a waiver, by the party waiving compliance.

15.                Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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16.                GOVERNING LAW; CONSENT TO JURISDICTION. This Note shall be governed by and construed in accordance with the law of the State of New York (including Section 5-1401 of the New York General Obligations Law), without giving effect to any conflict of law rules thereof that would require or permit the application of the law of any other jurisdiction. In connection with any controversy arising out of or related to this Note, each Note Party hereby irrevocably consents to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the County of New York and of the United States District Court for the Southern District of New York, and any appellate court from any thereof. Each Note Party hereby irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Note brought in the aforementioned courts and hereby further irrevocably waives and agrees not to plead or claim in such courts that any such action or proceeding brought in such courts has been brought in an inconvenient forum.

17.                Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT ANY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS SET FORTH IN THIS SECTION 17.

18.                Entire Agreement; Counterparts. This Note, together with the other Note Documents and the Merger Agreement, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This Note and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument, Delivery of any executed counterpart of a signature page of this Note by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Note.

19.                Expenses; Indemnity.

(a)                Notwithstanding anything to the contrary in any other Note Document, Company shall pay (i) all reasonable and actual out-of-pocket expenses incurred by Lender and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for Lender) in connection with the preparation, execution, delivery and administration of the Note Documents (or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated)) and (ii) all actual out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender), and shall pay all fees and time charges for attorneys who may be employees of Lender, in connection with the enforcement or protection of its rights in connection with the Note Documents, including its rights under this Section 19, or in connection with any loans or advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such loans or advances.

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(b)               Notwithstanding anything to the contrary in any other Note Document, Company shall indemnify Lender and its Representatives (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Company or any other Note Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Note, any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, the administration of this Note and the other Note Documents, (ii) any advance of funds hereunder or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether brought by a third party or by the Company or any Affiliate thereof, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Note Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Note Document, if the Company or such other Note Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                All amounts due under this Section 19 shall be payable not later than ten Business Days after demand therefor.

(d)               The agreements in Sections 19(a) and (b) shall become effective immediately upon the execution of this Note, and shall survive any cancellation or other termination of this Note. Without limiting the foregoing, the agreements in this Section 19 shall survive the replacement of the Lender and the repayment, satisfaction or discharge of all the other Obligations.

20.                Further Assurance. Company and each Note Party agrees that it shall (and Company agrees to cause each other Note Party to) from time to time, at its own expense, promptly upon the reasonable request of Lender, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and additional instruments or other documents in order to carry out more effectively the purposes of this Note, the other Note Documents and the transactions contemplated hereby (including, without limitation, to cause the Guaranty to be, become or remain valid and effective in accordance with its terms).

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21.                Definitions.

Herein:

(a)                “Additional Cash Rate” means the greater of (i) 3.4% and (ii) such higher rate as the Lender determines and so notifies Company in writing from time to time; provided, that the Additional Cash Rate shall not at any time exceed the then applicable “Additional Cash Rate” set forth in, and determined pursuant to, that certain Credit Agreement, dated as of February 28, 2008 (as amended and restated as of February 19, 2009, as further amended and restated as of August 5, 2011, as further amended and restated as of March 9, 2012, as further amended and restated as of November 7, 2012, as further amended on November 19, 2012, March 13, 2013 and February 21, 2014, and as further amended, restated, supplemented or otherwise modified from time to time), among Company, Pulse Electronics (Singapore) Pte Ltd, the lenders party thereto and Cantor Fitzgerald Securities, as Administrative Agent.

(b)               “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

(c)                “Default Rate” means when used with respect to Obligations, an interest rate per annum equal to (i) the interest rate per annum applicable to amounts of principal outstanding hereunder pursuant to Section 1 plus (ii) 2.0% per annum.

(d)               “Domestic Subsidiary” means any Subsidiary of the Company that is organized and existing under the laws of the Unites States, any state or territory thereof or the District of Columbia.

(e)                “Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

(f)                “Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date, commencing June 30, 2015.

(g)               “Material Adverse Effect” means a material adverse effect on (a) the business, operations, or condition (financial or otherwise) of Company and its Subsidiaries taken as a whole, (b) the ability of Company or the other Note Parties taken as a whole to perform their obligations and pay all amounts due under the Note Documents, or (c) the ability of the Lender to enforce its rights under the Note Documents taken as a whole or to collect any of the Obligations then due and payable.

13

(h)               “Note Documents” means this Note and any other related agreement or document entered into or delivered by the Company or any of its Subsidiaries in connection herewith from time to time and identified pursuant to the terms thereof (or otherwise designated by the Lender at any time) as a “Note Document.”

(i)                 “Note Party” means any or all of the Company and the Subsidiary Guarantors, as the context may require.

(j)                 “Obligations” means this Note and all other indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Note Party to the Lender or any other Person required to be indemnified, that arises under any Note Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, or whether or not allowed in any bankruptcy or similar proceeding.

(k)               “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or other liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

(l)                 “United States” or “U.S.” means the United States of America.

22.                Intended Tax Treatment. The parties hereto shall (i) treat this Note as debt for U.S. federal, state and local income tax purposes and (ii) file all applicable tax returns in a manner consistent with this Section 22, and shall take no inconsistent position in any tax audit, contest or similar proceeding, unless, in each case, otherwise required by a final determination within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended (the “Code”).

PULSE ELECTRONICS CORPORATION,
as Company

/s/ Michael C. Bond_________________
By:	Michael C. Bond
Title:	Senior Vice President & Chief
Financial Officer

PULSE ELECTRONICS, INC.,
as Subsidiary Guarantor

/s/ Michael C. Bond_________________
By:	Michael C. Bond
Title:	President

TECHNITROL DELAWARE, INC.
AMI DODUCO, INC.
MCS HOLDINGS, INC.
KRANTZ COMPUTER, INC.
TRC HOLDINGS, LLC,
as Subsidiary Guarantors

/s/ Michael C. Bond_________________
By:	Michael C. Bond
Title:	Senior Vice President, and with
respect to TRC Holdings, LLC, as Manager

[Signature Page to Promissory Note]

Acknowledged and agreed:

OCM PE HOLDINGS, L.P.,
as Lender

By:	Oaktree Fund GO, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

/s/ Robert O'Leary_________
By:	Robert O'Leary
Title:	Authorized Signatory

/s/ Kaj Vazales____________
By:	Kaj Vazales
Title:	Authorized Signatory

[Signature Page to Promissory Note]